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                                                                                                         EXHIBIT 12
                            OHIO POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
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                                                                                                            Twelve
                                                                                                            Months
                                                                   Year Ended December 31,                  Ended
                                                        1995       1996       1997       1998       1999    3/31/00
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . .    $ 61,836   $ 52,147   $ 45,540   $ 33,663   $ 25,506   $ 23,837
  Interest on Other Long-term Debt. . . . . . . .      23,193     27,045     29,620     38,520     49,125     51,844
  Interest on Short-term Debt . . . . . . . . . .       2,658      4,006      4,519      5,821      8,327      9,390
  Miscellaneous Interest Charges. . . . . . . . .       7,126      3,705      4,464      4,617      5,016      4,568
  Estimated Interest Element in Lease Rentals . .      50,700     53,200     52,900     59,300     53,400     53,400
       Total Fixed Charges. . . . . . . . . . . .    $145,513   $140,103   $137,043   $141,921   $141,374   $143,039

Earnings:
  Net Income. . . . . . . . . . . . . . . . . . .    $189,447   $217,655   $208,689   $209,925   $212,157   $197,552
  Plus Federal Income Taxes . . . . . . . . . . .      93,699    117,243    121,559    112,087    130,814    129,690
  Plus State Income Taxes . . . . . . . . . . . .       1,618      2,252      2,655      2,742      1,677      1,611
  Plus Fixed Charges (as above) . . . . . . . . .     145,513    140,103    137,043    141,921    141,374    143,039
       Total Earnings . . . . . . . . . . . . . .    $430,277   $477,253   $469,946   $466,675   $486,022   $471,892

Ratio of Earnings to Fixed Charges. . . . . . . .        2.95       3.40       3.42       3.28       3.43       3.29
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